Exhibit 2.2

Execution Copy

SHARE PURCHASE AGREEMENT

Among

INTAC INTERNATIONAL, INC.,

INTAC INTERNATIONAL HOLDINGS LIMITED,

INTAC (TIANJIN) INTERNATIONAL TRADING COMPANY

CYBER PROOF INVESTMENTS LTD.,

And

WEI ZHOU

Dated as of January 29, 2007

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	2
SECTION 1.02. Definitions	4
SECTION 1.03. Interpretation and Rules of Construction	5

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale	6
SECTION 2.02. Purchase Price	6
SECTION 2.03. Closing	6
SECTION 2.04. Closing Deliveries by the Seller, Seller Parent and Intac Trading	7
SECTION 2.05. Closing Deliveries by the Purchaser and Purchaser Shareholder	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND SELLER PARENT

SECTION 3.01. Organization, Authority and Qualification of the Seller, Seller Parent and Intac Trading	9
SECTION 3.02. Organization, Authority and Qualification of the Distribution Companies	9
SECTION 3.03. Capitalization; Ownership of Shares	10
SECTION 3.04. No Conflict	10
SECTION 3.05. Governmental Consents and Approvals	10
SECTION 3.06. Brokers	11
SECTION 3.07. Disclaimer	11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PURCHASER SHAREHOLDER

SECTION 4.01. Organization and Authority of the Purchaser and Purchaser Shareholder	11
SECTION 4.02. No Conflict	12
SECTION 4.03. Governmental Consents and Approvals	12
SECTION 4.04. Ownership of Seller Parent Consideration Shares	12
SECTION 4.05. Investment Purpose	13

i

SECTION 4.06. Financing	13
SECTION 4.07. Litigation	13
SECTION 4.08. Brokers	13
SECTION 4.09. Independent Investigation; Seller’s Representations	13

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Access to Information	14
SECTION 5.02. Confidentiality	14
SECTION 5.03. Regulatory and Other Authorizations; Notices and Consents	15
SECTION 5.04. Retained Names and Marks	16
SECTION 5.05. Notifications; Update of Disclosure Schedule	17
SECTION 5.06. Other Assets, Intercompany Balances and Assumption of Liabilities	17
SECTION 5.07. Receivables Escrow	17
SECTION 5.08. Payables Escrow	18
SECTION 5.09. Conveyance Taxes	19
SECTION 5.10. Further Action	19
SECTION 5.11. Guarantees	19

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Seller Parent and Seller to Transfer Shares	19
SECTION 6.02. Conditions to Obligations of the Seller Parent and Seller and Intac Trading to Transfer Meidi Tech Control	20
SECTION 6.03. Conditions to Obligations of the Purchaser Shareholder and Purchaser	21

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Non-Survival of Representations and Warranties	21
SECTION 7.02. Purchaser Shareholder Indemnification.	22

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination	22
SECTION 8.02. Effect of Termination	23

ARTICLE IX

GENERAL PROVISIONS

EXHIBITS

Exhibit 2.03 – Form of Written Approval Declaration

Exhibit 5.07 - Receivables Escrow Agreement

Exhibit 5.08 – Payables Escrow Agreement

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2007, among INTAC INTERNATIONAL, INC., a Nevada corporation (“Seller Parent”), INTAC International Holdings Limited, a Hong Kong corporation (the “Seller”),  Intac (Tianjin) International Trading Company, a wholly owned subsidiary of Seller incorporated under the laws of the People’s Republic of China (“Intac Trading”), Cyber Proof Investments Ltd., a British Virgin Islands corporation (the “Purchaser”) and Wei Zhou, a national of the Federal Republic of Germany and sole shareholder of Purchaser (“Purchaser Shareholder”).

WHEREAS, the Seller is a wholly-owned subsidiary of Seller Parent and the Seller owns all of the issued and outstanding shares (the “Shares”) of Global Creative International Limited, a Hong Kong corporation (“Global”), INTAC Telecommunications Limited, a Hong Kong corporation (“INTAC Telecommunications”), INTAC Deutschland GmbH, a German corporation (“INTAC Deutschland”), and FUTAC Group Limited, a British Virgin Islands corporation (each a “Distribution Company”, and together the “Distribution Companies”) (other than one share of each of Global and INTAC Telecommunications which are held in trust by the Purchaser Shareholder for the benefit of the Seller (the “Trust Shares”));

WHEREAS, the Distribution Companies are engaged in the business of the distribution of wireless handset products to mobile communications equipment wholesalers, agents, retailers and other distributors at various locations in Hong Kong and the People’s Republic of China (“PRC”) and the sale of prepaid calling cards (the “Business”);

WHEREAS, Intac Trading controls the management of Beijing Intac Meidi Technology Development Co., Ltd. (“Meidi Technology”) pursuant to its rights under the Loan and Interest Pledge Agreement among Intac Trading, Zou Jingchen and Tianjin Weilian dated September 21, 2004 (the “Meidi Tech Agreement”)’

WHEREAS, the Seller Parent and Seller wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller Parent and Seller, the Shares (other than the legal interest in the Trust Shares held by Purchaser Shareholder), all upon the terms and subject to the conditions set forth herein;

WHEREAS, subject to certain contingencies, the Seller Parent, Seller and Intac Trading have agreed to transfer Intac Trading’s rights and control with respect to Meidi Technology (the “Meidi Tech Control”) to the Purchaser as an additional inducement for the Purchaser to purchase the Shares (other than the legal interest in the Trust Shares held by Purchaser Shareholder), and the Purchaser wishes to acquire such Meidi Tech Control, all upon the terms and subject to the conditions set forth herein;

WHEREAS, in consideration of the above-mentioned rights to the Shares and the right to acquire the Meidi Tech Control, the Purchaser Shareholder shall transfer 3,000,000 shares of Seller Parent common stock to Seller and, as applicable, shall cause the formation of PRC NewCo (as defined herein) as contemplated in this Agreement; and

WHEREAS, it is contemplated that the Closing (as defined below) shall occur immediately prior to the closing of the merger (“Merger”) as set forth in the Agreement and Plan of Merger, dated as of April 20, 2006, as amended from time to time, among Seller Parent,

HowStuffWorks, Inc., a Delaware corporation, HSW International, Inc., a Delaware corporation (“HSWI”), and HSW International Merger Corporation, a Nevada corporation (the “Merger Agreement”);

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Receivables Escrow Agreement and the Payables Escrow Agreement.

“Assets” means the assets and properties of the Distribution Companies.

 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

  “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSWI Common Stock” means the common stock of HSWI, par value $0.001 per share.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Distribution Companies that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Distribution Companies and Meidi Technology, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries in which the Distribution Companies or Meidi Technology operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, (iii) any delays or cancellations of orders for products or services or (iv) any stockholder litigation arising from this Agreement, (d) any reduction in the price of services or products offered by the Distribution Companies or Meidi Technology in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser or Purchaser Shareholder and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“Novation Agreement” means a novation agreement to be entered into by and between INTAC Trading and a PRC entity to be designated by Purchaser Shareholder on or before Closing, pursuant to which INTAC Trading will transfer, assign and novate all of its rights and obligations under the Meidi Tech Agreement to such PRC entity.

“Payables Escrow Agreement” means the escrow agreement as set forth in Exhibit 5.08.

 “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchaser Shareholder’s Knowledge” or “Knowledge of the Purchaser Shareholder” or similar terms used in this Agreement mean the actual knowledge of Wei Zhou as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry as to the matter in question.

 “Receivable Escrow Agreement” means the escrow agreement as set forth in Exhibit 5.07.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by Seller pursuant to the terms hereof, delivered by the Seller to the Purchaser and Purchaser Shareholder in connection with this Agreement.  Notwithstanding anything to the contrary contained in the Seller Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Seller Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

 “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“VAT License” means a valid and effective value-added telecommunications license duly issued by the Ministry of Information Industry of the PRC.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Acquired Interests”	2.01(a)
“Agreement”	Preamble
“Business”	Recitals
“Closing”	2.03
“Company”	Recitals
“Control Agreements”	6.02
“Distribution Compan(ies)”	Recitals
“Existing Stock”	5.04(c)
“Guarantees”	5.11
“HSWI”	Recitals
“Intac Trading”	Preamble
“Loss”	9.02

Definition	Location

“Meidi Tech Agreement”	Recitals
“Meidi Tech Control”	Recitals
“Meidi Technology”	Recitals
“Merger”	Recitals
“Merger Agreement”	Recitals
“Payables Escrow”	5.08
“PRC”	Recitals
“PRC NewCo”	6.02
“Purchaser”	Preamble
“Purchase Price”	2.02
“Purchaser Shareholder”	Preamble
“Receivables Escrow”	5.07
“Retained Names and Marks”	5.04(a)
“Seller”	Preamble
“Seller Indemnified Parties”	5.08(c)
“Seller Parent”	Preamble
“Seller Parent Consideration Shares”	2.02
“Shares”	Recitals
“Termination Date”	5.03(b)
“Third Party Debt”	5.08(a)
“Trust Shares”	Recitals

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Article II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Seller Parent shall cause the Seller to sell to the Purchaser the Shares (excluding the legal interest in the Trust Shares held by Purchaser Shareholder), and the Purchaser shall purchase the Shares (excluding the legal interest in the Trust Shares held by Purchaser Shareholder), and (ii) subject to subsection (b) below, the Seller Parent and Seller shall cause Intac Trading to effect the transfer of the Meidi Tech Control, and the Purchaser shall acquire such Meidi Tech Control, by novation of the Meidi Tech Agreement pursuant to the Novation Agreement.  The Shares (excluding the legal interest in the Trust Shares held by Purchaser Shareholder) and the Meidi Tech Control (to the extent acquired by the Purchaser hereunder) are sometimes collectively referred to herein as the “Acquired Interests”.  Purchaser Shareholder acknowledges the transfer of the beneficial interests in the Trust Shares to the Purchaser.

(b)           The Purchaser shall have the right to acquire the Meidi Tech Control at the Closing if and only to the extent that, on or prior to the Closing, the conditions set forth in Section 6.02 shall have been met.  Any obligation of Intac Trading to transfer the Meidi Tech Control to the Purchaser shall be subject to the fulfillment, at or prior to the Closing, of each of such conditions and requirements to the satisfaction of HSWI and its Affiliates. If such conditions and requirements shall not have been fulfilled, at or prior to the Closing, to the satisfaction of HSWI and its Affiliates, the Purchaser shall have no right to acquire the Meidi Tech Control and the Meidi Tech Control shall remain with Intac Trading.

SECTION 2.02.  Purchase Price.  The purchase price for the Acquired Interests shall be 3,000,000 shares of the common stock of Seller Parent, par value $0.001 per share (the “Purchase Price”).  In consideration of the Acquired Interests, the Purchaser Shareholder shall transfer 3,000,000 shares of Seller Parent common stock to Seller at the Closing (“Seller Parent Consideration Shares”) immediately prior to the Merger (thereby reducing the number of shares of Seller Parent common stock held by Purchaser Shareholder to be exchanged for Merger Consideration).

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, The Forum, 3290 Northside Parkway, Suite 400, Atlanta, Georgia 30327 on the next business day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in

Section 6.01, Section 6.02 and Section 6.03, as applicable, or at such other place or at such other time or on such other date as the parties hereto may mutually agree upon in writing.  The parties agree that the transfer of the shares in INTAC Deutschland shall be subject to a separate share transfer agreement in accordance with German law requirements to be notarized on the signing date of this Agreement, whereby the transfer of the shares in INTAC Deutschland shall be effective subject to the written approval of such share transfer agreement by the Seller, Seller Parent, the Purchaser and Purchaser Shareholder upon Closing, but prior to the Merger.   The parties shall, upon the Closing, sign written approval declarations of such share transfer agreement in the form of Exhibit 2.03 and deliver such declarations in accordance with Section 2.04 and Section 2.05.  Each party is authorized to deliver all such written approval declarations to the acting notary.

SECTION 2.04.  Closing Deliveries by the Seller, Seller Parent and Intac Trading.  At the Closing, the Seller, Seller Parent and Intac Trading shall deliver or cause to be delivered to the Purchaser:

(a)           share certificates evidencing the Shares (excluding the Trust Shares) for each Distribution Company, with all applicable stock transfer documentation (including the instruments of transfer (except in relation to the Trust Shares) and sold notes in respect of Global and INTAC Telecommunications only) duly completed and executed;

(b)           written approval declarations by the Seller and the Seller Parent of the deed of the share transfer agreement regarding the shares in INTAC Deutschland to be faxed in advance to the notary public that has notarized the transfer deed and the original of which to be delivered by courier to the same notary public;

(c)           if applicable, the executed Novation Agreement;

(d)           counterparts of the Payables Escrow Agreement executed by the Seller and Seller Parent;

(e)           a true and complete copy, certified by an officer of the Seller Parent, of the resolutions duly and validly adopted by the Board of Directors of the Seller Parent and the stockholders of the Seller Parent evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(f)            a true and complete copy, certified by an officer of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(g)           a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Intac Trading and the shareholders of Intac Trading evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(h)           a certificate of an officer of the Seller Parent certifying the names and signatures of the officers of the Seller Parent authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

(i)            a certificate of an officer of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

(j)            a certificate of an officer of Intac Trading certifying the names and signatures of the officers of Intac Trading authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

(k)           a certificate of a duly authorized officer of the Seller Parent and the Seller certifying as to the matters set forth in Section 6.03(a).

SECTION 2.05.  Closing Deliveries by the Purchaser and Purchaser Shareholder.  At the Closing, the Purchaser and Purchaser Shareholder shall deliver to the Seller, Seller Parent and Intac Trading:

(a)           stock certificates evidencing 3,000,000 shares of common stock of Seller Parent, par value $0.001, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(b)           written approval declarations by the Purchaser and the Purchaser Parent of the deed of the share transfer agreement regarding the shares in INTAC Deutschland to be faxed in advance to the notary public that has notarized the transfer deed and the original of which to be delivered by courier to the same notary public;

(c)           counterparts of the Payables Escrow Agreement executed by the Purchaser and Purchaser Shareholder;

(d)           a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the shareholders of the Purchaser evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e)           a certificate of an officer of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

(f)            a certificate of a duly authorized officer of the Purchaser and Purchaser Shareholder certifying as to the matters set forth in Section 6.01(a); and

(g)           with respect to the Trust Shares, the bought note executed by the Purchaser in favor of the Purchaser Shareholder.

Article III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER and seller parent

Except as set forth in the Seller Disclosure Schedule, as disclosed in the Seller Parent’s filings with the U.S. Securities Exchange Commission, as contemplated by or provided for in this Agreement or is within Purchaser Shareholder’s Knowledge, Seller and Seller Parent hereby represent and warrant to Purchaser that:

SECTION 3.01.  Organization, Authority and Qualification of the Seller, Seller Parent and Intac Trading.  Each of the Seller, Seller Parent and Intac Trading is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each of the Seller, Seller Parent and Intac Trading is duly licensed or qualified to do business and (except in relation to the Seller) is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller, Seller Parent or Intac Trading, as the case may be, to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the Seller Parent and Intac Trading, the performance by the Seller, the Seller Parent and Intac Trading of their obligations hereunder and thereunder and the consummation by the Seller, the Seller Parent and Intac Trading of the transactions contemplated hereby and thereby shall be, as of Closing, duly authorized by all requisite action on the part of the Seller Parent, Seller, Intac Trading and their respective stockholders.  This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, Seller Parent and Intac Trading and (assuming due authorization, execution and delivery by the Purchaser and Purchaser Shareholder) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, the Seller Parent and Intac Trading, enforceable against the Seller, Seller Parent or Intac Trading, as applicable, in accordance with their respective terms.

SECTION 3.02.  Organization, Authority and Qualification of the Distribution Companies.  Each Distribution Company is a corporation duly organized, validly existing and  (in relation to each Distribution Company not incorporated in Hong Kong) in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Each Distribution Company is duly licensed or qualified to do business and (in relation to each Distribution Company not incorporated in Hong Kong) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller and Seller Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) otherwise have a Material Adverse Effect.

SECTION 3.03.  Capitalization; Ownership of Shares.  The authorized, issued and outstanding share capital of each Distribution Company is set forth on Section 3.03 of the Seller Disclosure Schedule.  As of the date hereof, all of the issued and outstanding shares of each Distribution Company, all of which are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller Parent, Seller or the Distribution Companies to issue or sell any shares, or any other interest in, the Distribution Companies.  The Shares constitute all the issued and outstanding capital stock of the Distribution Companies and are owned of record (except in the case of the Trust Shares) and beneficially by the Seller free and clear of all Encumbrances.

SECTION 3.04.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Seller Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser or Purchaser Shareholder, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and Seller Parent do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, Seller Parent or the Distribution Companies, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, Seller Parent or the Distribution Companies or (c) except as set forth in Section 3.04(c) of the Seller Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, Seller Parent or the Distribution Companies is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller and Seller Parent to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect.

SECTION 3.05.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller and Seller Parent do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Seller Disclosure Schedule, (b)  where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller and Seller Parent of the transactions contemplated by this Agreement and the Ancillary Agreements and would not have a Material Adverse Effect or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.06.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or Seller Parent.

SECTION 3.07.  Disclaimer.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, SELLER PARENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE DISTRIBUTION COMPANIES,  THE ACQUIRED INTERESTS OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER PARENT, SELLER AND THE DISTRIBUTION COMPANIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLER, SELLER PARENT, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, THE PURCHASER SHAREHOLDER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S OR PURCHASER SHAREHOLDER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER OR PURCHASER SHAREHOLDER, WHETHER ORALLY OR IN WRITING,  IN RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR PURCHASER SHAREHOLDER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article IV

representations and warranties
of the purchaser and Purchaser shareholder

The Purchaser and Purchaser Shareholder hereby represent and warrant to the Seller and Seller Parent as follows:

SECTION 4.01.  Organization and Authority of the Purchaser and Purchaser Shareholder.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and its shareholders.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser and Purchaser Shareholder is a party shall have been, duly executed and delivered by the Purchaser and Purchaser Shareholder, and this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser and Purchaser Shareholder is a party shall constitute, legal, valid and binding obligations of the Purchaser and Purchaser Shareholder, enforceable against the Purchaser and Purchaser Shareholder in accordance with their respective terms.

SECTION 4.02.  No Conflict.  The execution, delivery and performance by the Purchaser or Purchaser Shareholder of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, its respective assets, properties or businesses or the Purchaser Shareholder or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or Purchaser Shareholder is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser and Purchaser Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser and Purchaser Shareholder of this Agreement and each Ancillary Agreement to which the Purchaser or Purchaser Shareholder is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser and Purchaser Shareholder of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04.  Ownership of Seller Parent Consideration Shares.  All of the Seller Parent Consideration Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Seller Parent Consideration Shares or obligating either the Purchaser Shareholder or Purchaser to sell any Seller Parent Consideration Shares.  The Seller Parent Consideration Shares and are owned of record and beneficially by the Purchaser Shareholder free and clear of all Encumbrances.

SECTION 4.05.  Investment Purpose.  The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws.  The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

SECTION 4.06.  Financing.  The Purchaser and Purchaser Shareholder have sufficient immediately available funds to pay, in cash, all amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

SECTION 4.07.  Litigation.  As of the date hereof, no Action by or against the Purchaser or Purchaser Shareholder is pending or, to the best knowledge of the Purchaser or Purchaser Shareholder, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.08.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Purchaser Shareholder.

SECTION 4.09.  Independent Investigation; Seller’s Representations.  The Purchaser and Purchaser Shareholder has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Purchaser and Purchaser Shareholder acknowledge that each has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller Parent, Seller, Intac Trading or their representatives (except the specific representations and warranties set forth in Article III and the schedules thereto).  The Purchaser and Purchaser Shareholder hereby acknowledge and agree that (a) other than the representations and warranties made in Article III, none of the Seller Parent, Seller, Intac Trading, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Distribution Companies, the Acquired Interests or the Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller Parent, Seller and the Distribution Companies or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Seller Parent, Seller, Intac Trading, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser, Purchaser Shareholder or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s or Purchaser Shareholder’s use of, any information relating to the Business, including any information, documents or material made available to the Purchaser or Purchaser Shareholder, whether orally or in writing, in responses to questions submitted on behalf of the Purchaser or Purchaser Shareholder or in any other form in expectation of the transactions contemplated by this Agreement.

Article V

additional agreements

SECTION 5.01.  Access to Information.  (a)  From the date hereof until the Closing, upon reasonable notice, the Seller Parent shall cause the Distribution Companies and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Distribution Companies and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller Parent’s personnel and in such a manner as not to interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, the Seller Parent and Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller Parent’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.  Nothing set forth herein shall be interpreted to prevent Purchaser Shareholder from acting in his capacity as chief executive officer of the Seller Parent and having access to information consistent with such position.

(b)           For a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Distribution Companies and Meidi Technology relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller Parent, Seller and Intac Trading reasonable access (including the right to make, at their own expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify Seller Parent at least 30 days in advance of destroying any such books and records after the seventh anniversary of the Closing in order to provide the Seller Parent the opportunity to access such books and records in accordance with this Section 5.01(b).

SECTION 5.02.  Confidentiality.  (a)  Purchaser and Purchaser Shareholder agree to, and shall cause their respective Affiliates, officers, directors, employees, agents, representatives, accountants, and counsel to treat and hold as confidential (and not disclose or provide access to any Person to), unless compelled to disclose by judicial or administrative process or by other requirement of Law, this Agreement and the Ancillary Agreements and the contemplated transactions, and all information (i) furnished by Seller Parent, its respective Affiliates or its representatives in connection with the contemplated transactions and (ii) relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, Distribution Companies, Seller Parent and its respective Affiliates furnished by Seller Parent, its respective Affiliates and its representatives.

(b)           Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.03.  Regulatory and Other Authorizations; Notices and Consents. (a)  The Purchaser and Purchaser Shareholder shall use reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Seller Parent and Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals.   The Seller Parent, Seller and Intac Trading shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Seller).

(b)           Without limiting the generality of the Purchaser’s and Purchaser Shareholder’s undertaking pursuant to Section 5.03(a), the Purchaser and Purchaser Shareholder agree to use best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than August 31, 2007 (the “Termination Date”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.  In addition, the Purchaser and Purchaser Shareholder shall use best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c)           Each party shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  The parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.04.  Retained Names and Marks.  (a)  Purchaser and Purchaser Shareholder hereby acknowledge that all right, title and interest in and to the name “INTAC”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Seller Parent, and that, except as expressly provided below, any and all right of the Distribution Companies or Meidi Technology (if applicable) to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller Parent.  Purchaser and Purchaser Shareholder further acknowledge that they have no rights, and are not acquiring any rights, to use the Retained Names and Marks.

(b)           The Purchaser shall, as soon as practicable after the Closing, but in no event later than 5 Business Days thereafter, cause the Distribution Companies and Meidi Technology (if applicable) to file amended articles of incorporation with the appropriate authorities changing its corporate name to a corporate name that does not contain any Retained Names and Marks and to supply promptly any additional information and documentary materials that may be requested by the Seller Parent with respect to such filings.

(c)           The Distribution Companies and Meidi Technology (if applicable) shall, for a period of 20 Business Days after the date of the Closing, be entitled to use all of their existing stocks of signs, letterheads, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser shall cause the Distribution Companies and Meidi Technology (if applicable) to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller Parent any rights with respect to Internet domain names incorporating any Retained Names or Marks.

(d)           Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller Parent, Seller or Intac Trading to the Purchaser, Purchaser Shareholder, the Distribution Companies or Meidi Technology, whether by implication or otherwise, and nothing hereunder permits the Purchaser, Purchaser Shareholder, the Distribution Companies or Meidi Technology to use the Retained Names and Marks on any documents, materials, products or services other than in connection with the Existing Stock.  The

Purchaser shall ensure that all use of the Retained Names and Marks by the Distribution Companies or Meidi Technology as provided in this Section 5.04 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to the Closing.

SECTION 5.05.  Notifications; Update of Disclosure Schedule.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied.  The Seller or Seller Parent may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Seller Disclosure Schedule to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein.  If, pursuant to and in accordance with Section 8.01(c), such a supplement or amendment of any section of the Seller Disclosure Schedule materially and adversely affects the benefits to be obtained by Purchaser under this Agreement, then the Purchaser shall have the right to terminate this Agreement in accordance with Section 8.01(c), but such termination shall be the Purchaser’s sole remedy relating to matters set forth in amendments or supplements to any section of the Seller Disclosure Schedule.  Notwithstanding any other provision hereof to the contrary, the Seller Disclosure Schedule and the representations and warranties made by the Seller or Seller Parent shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including as of the Closing.

SECTION 5.06.  Other Assets, Intercompany Balances and Assumption of Liabilities.  In the event that the Distribution Companies contain assets that are not related to the Business or Meidi Technology contains any assets, properties or rights that are used by or in the operation of the business of Seller Parent or any of its Affiliates, the Purchaser shall transfer all such assets to the Seller Parent or its designee at or as promptly as practicable after the Closing.  The parties hereto agree that Seller and Seller Parent shall reallocate all intercompany balances between the Seller, Seller Parent and all other subsidiaries of Seller Parent (the “Continuing INTAC Entities”) on one hand and the Distribution Companies and Meidi Technology (if applicable) on the other hand prior to the Closing such that no accounts payable will be owed by the Distribution Companies or Meidi Technology to the Continuing INTAC Entities and no accounts receivable will be due to the Continuing INTAC Entities from the Distribution Companies or Meidi Technology at the Closing.  The parties hereto agree that all Liabilities of the Business and the Distribution Companies shall be assumed by the Distribution Companies prior to or at the Closing.

SECTION 5.07.  Receivables Escrow.  The Seller Parent and Purchaser Shareholder agree that any and all amounts paid on the receivables balance due from Lam Ching Wing from and after the date hereof until the closing of the Merger, including, without limitation, those receivables that are payable pursuant to the installment payment plan agreement, dated as of November 11, 2005, between Global and Lam Ching Wing and the installment payment plan agreement, dated as of October 16, 2006, between Global and Lam Ching Wing, will be paid into an escrow account (the “Receivables Escrow”) and shall be governed by the Receivables Escrow Agreement as attached hereto as Exhibit 5.07 (subject to such changes thereto as may reasonably be required by the Escrow Agent thereunder) which shall be executed and delivered not later than 7 days after the date of this Agreement.  Purchaser Shareholder shall use best efforts to collect the receivables from Lam Ching Wing in Purchaser Shareholder’s capacity as the chief executive officer of Seller Parent.  From the date hereof until the closing of the Merger, Seller Parent and Seller shall fund their operating expenses, capital expenditures and working capital needs other than those related to the Business and the Distribution Companies from sources other than the Receivables Escrow; provided that, prior to the closing of the Merger, Seller Parent or Seller may draw upon funds held in the Receivables Escrow to make payments on any and all Third Party Debt (as defined below).  If Seller or Seller Parent is unable to fund such operating expenses, capital expenditures or working capital needs, any shortfalls shall be drawn from the Receivables Escrow.  Any and all expenditures incurred by the Business and the Distribution Companies as of the date hereof until closing of the Merger shall be paid out of the Receivables Escrow.  Upon closing of the Merger, any funds remaining in the Receivables Escrow will be paid to Purchaser and any and all uncollected receivables due from Lam Ching Wing as of the closing of the Merger shall inure to the benefit of Purchaser.

SECTION 5.08.  Payables Escrow.  (a)  In connection with the Merger Agreement, Seller Parent shall further represent and warrant in the Merger Agreement that upon the closing of the Merger, Seller Parent shall not have any third party debt or payables other than such debts or payables incurred in connection with the Merger and in the ordinary course of business (other than the Business) consistent with past practice (“Third Party Debt”).  In connection with such representation and warranty, Purchaser Shareholder agrees to place 1,000,000 shares of Seller Parent’s common stock in escrow (the “Payables Escrow”) which shall be governed under the Payables Escrow Agreement attached hereto as Exhibit 5.08 (subject to such changes thereto as may reasonably be required by the Escrow Agent thereunder).  If there is a breach of such representation and warranty by Seller Parent under the Merger Agreement, Purchaser Shareholder shall be responsible for paying, in cash, the amount of any and all losses, damages, costs and expenses arising out of or resulting from such breach.  In the event that Purchaser Shareholder fails to pay such amount in cash, Seller Parent and/or HSWI shall be entitled, but not obligated, to call on the number of shares placed in the Payables Escrow equal to the amount due from the Purchaser Shareholder under this Section 5.08(a) divided by the per-share closing market price of HSWI Common Stock on the date that such right is exercised.

(b)           If the total amount of receivables collected for a period of one year after the closing of the Merger with respect to any receivables of Seller Parent outstanding on the closing date of the Merger is less than the Third Party Debt remaining with Seller Parent on the closing date of the Merger, Purchaser Shareholder shall be responsible for paying the amount of cash equal to such difference less any cash held by Seller Parent on the closing date of the Merger.  If Purchaser Shareholder does not pay within thirty (30) days after the one-year anniversary of the closing of the Merger the amounts owed under this Section 5.08(b), Seller Parent (or HSWI) has the right to call on the number of shares placed in the Payables Escrow equal to the amount due from the Purchaser Shareholder under this Section 5.08(b) divided by the per-share closing market price of HWSI Common Stock on the date that such right is exercised.

(c)           The Seller Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser Shareholder for and against any and all losses, arising out of or resulting from any claim or cause of action by any Person arising before or after the Closing against any Seller Indemnified Party with respect to any and all Third Party Debt relating to the Business, and shall be entitled to call on the number of shares placed in the Payables Escrow equal to the amount due from the Purchaser Shareholder under this Section 5.08(c) divided by the per-share closing market price of HSWI Common Stock on the date that such right is exercised.

SECTION 5.09.  Conveyance Taxes.  The Purchaser shall be liable for, shall hold the Seller, the Seller Parent, Intac Trading, the Distribution Companies, Meidi Technology and their Affiliates harmless against, and agrees to pay any and all Conveyance Taxes, recording fees and charges that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby.  The parties hereto agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

SECTION 5.10.  Further Action.  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, including amending the Merger Agreement as necessary to reflect the terms and conditions of this Agreement.

SECTION 5.11.  Guarantees.  On or prior to the Closing, any and all guarantees provided by Seller, Seller Parent or any of the other Continuing INTAC Entities with respect to any indebtedness or other liabilities owed by the Distribution Companies or Meidi Technology (if applicable) to any other party, including, without limitation, the guarantee provided by Seller in favor of Delta One Holland for amounts owed by INTAC Telecommunications (“Guarantees”), shall be terminated.

Article VI

CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of the Seller Parent and Seller to Transfer Shares.  The obligations of the Seller Parent and Seller to transfer the Shares as contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser and Purchaser Shareholder contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the

Purchaser and Purchaser Shareholder on or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Acquired Interests contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d)           Shareholder Approval.  Seller Parent, Seller and Intac Trading shall have obtained the requisite shareholder approval for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(e)           Termination of Guarantees.  All Guarantees shall have been terminated in accordance with Section 5.11

SECTION 6.02.  Conditions to Obligations of the Seller Parent and Seller and Intac Trading to Transfer Meidi Tech Control.  The obligations of the Seller Parent, Seller and Intac Trading to transfer the Meidi Tech Control as contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Closing of Acquisition of Shares.  Each of the conditions as set forth under Section 6.01 shall have been fulfilled or waived by the Seller Parent and Seller;

(b)           PRC NewCo.  Purchaser or Purchaser Shareholder shall have caused a new limited liability company to have been duly formed under the laws of the PRC, including, without limitation, with (i) a validly issued and effective business license issued by the Beijing branch State Administration of Industry and Commerce of the PRC, and (ii) duly approved articles of association approved by the Beijing branch of Ministry of Commerce of the PRC (“PRC NewCo”), whose shareholders shall have entered into agreements (the “Control Agreements”) with HSWI or any person designated by HSWI in form and substance satisfactory to HSWI for the control and management of PRC NewCo;

(c)           VAT License.  The PRC NewCo shall have been issued a valid and effective VAT License; and

(d)           BBS Permit.  The PRC NewCo shall have been issued a valid and effective permit to provide BBS related services; and

(e)           Internet Publishing.  The PRC NewCo shall have been issued a valid and effective Permit for Internet Publishing (“中华人民共和国出版物经营许可证”) issued by the Beijing branch of the General Administration of Press and Publication of China.

SECTION 6.03.  Conditions to Obligations of the Purchaser Shareholder and Purchaser.  The obligations of the Purchaser Shareholder and Purchaser to acquire the Shares and Meidi Tech Control (if applicable) as contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller Parent and Seller contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller Parent and Seller at or before the Closing shall have been complied with in all material respects, provided, however, that the Seller Parent and Seller shall be deemed to have complied with this Section 6.03(a) if any action or omission of the Purchaser Shareholder shall have been the cause of, or shall have resulted in any breach or non-compliance of the representations, warranties or covenants of Seller Parent or Seller;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Acquired Interests contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions;

Article VII

INDEMNIFICATION

SECTION 7.01.  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 8.01.  The covenants and other agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 8.01, except for those covenants and other agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing.

SECTION 7.02.  Purchaser Shareholder Indemnification.  Purchaser Shareholder and Purchaser shall indemnify and hold harmless the Seller Indemnified Parties for and against any and all losses, arising out of or resulting from any claim or cause of action by any Person arising before or after the Closing against any Seller Indemnified Party in connection with the Distribution Companies or the Business.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by any of the parties hereto, if the Closing shall not have occurred by August 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by any of the parties hereto, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Purchaser, if (i) a supplement or amendment of any section of the Seller Disclosure Schedule made by the Seller pursuant to Section 5.05 materially and adversely affects the benefits to be obtained by the Purchaser under this Agreement and (ii) any breach of a representation, warranty, covenant or agreement referred to in such supplement or amendment cannot be or has not been cured within 30 days after such supplement or amendment is made by the Seller; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Purchaser if any action or omission of the Purchaser Shareholder shall have been the cause of, or shall have resulted in, such breach;

(d)           by the Seller or Seller Parent, if the Purchaser or Purchaser Shareholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller Parent to the Purchaser and Purchaser Shareholder specifying such breach;

(e)           by the Purchaser, if the Seller or Seller Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller and Seller Parent specifying such breach; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Purchaser if any action or omission of the Purchaser Shareholder shall have been the cause of, or shall have resulted in, such breach; or

(f)            by the mutual written consent of all the parties hereto.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.02 and Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

Article IX

GENERAL PROVISIONS

SECTION 9.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)                                  if to the Seller Parent, Seller or Intac Trading:

INTAC International, Inc.

12221 Merit Drive

Suite 600

Dallas, Texas 75251

Attention:  David Darnell

Fax: (469) 916-9892

with a copy to:

Shearman & Sterling LLP

2318 China World Tower Two

1 Jianguomenwai Dajie

100004 Beijing, China

Attention:  Lee Edwards

Fax: +(8610) 6505-1818

(b)                                 if to the Purchaser or Purchaser Shareholder:

Wei Zhou

Unit 6, 32/F., Laws Commercial Plaza

788 Cheung Sha Wan Road

Kowloon, Hong Kong

Fax:   + (852) 2385-1621

SECTION 9.03.  Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties unless otherwise required by Law or applicable stock exchange regulation, and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to a party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05.  Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

SECTION 9.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto; provided, however, Seller Parent, Seller and Intac Trading may assign this Agreeement to any of their Affiliates without the consent of Purchaser or Purchaser Shareholder.

SECTION 9.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of each of the parties hereto or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08.  Waiver.  Each party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09.  No Third Party Beneficiaries.  Other than as set forth in this Section 9.09, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  The Parties agree that upon the closing of the Merger, HSWI shall be a third party beneficiary to this Agreement and the Ancillary Agreements and all rights of Seller Parent hereunder and thereunder shall inure to the benefit of HSWI.

SECTION 9.10.  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.12.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 9.14.  Purchaser Shareholder.  Purchaser Shareholder is joining as a Party to this Agreement as a guarantor of and shall be jointly liable for Purchaser’s performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTAC INTERNATIONAL, INC.

By:	/s/ J. David Darnell
Name: J. David Darnell
Title: Senior Vice President and Chief
Financial Officer

INTAC INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Hans Schuld
Name: Hans Schuld
Title: Director

INTAC (TIANJIN) INTERNATIONAL TRADING COMPANY

By:	/s/ Jingchen Zou
Name: Jingchen Zou
Title: General Manager

CYBER PROOF INVESTMENTS LTD.

By:	/s/ Wei Zhou
Name: Wei Zhou
Title: Sole Director

/s/ Wei Zhou
WEI ZHOU

EXHIBIT 2.03 - FORM OF WRITTEN APPROVAL DECLARATION

To be sent by courier and sent by facsimile to the notary public

Dr. Peter Gamon
Eschersheimer Landstraße 60
60322 Frankfurt am Main
GERMANY

FAX:      +49 (0) 69 95 50 81 00

APPROVAL DECLARATION

WHEREAS reference is made to the share transfer agreement among

1.               INTAC INTERNATIONAL, INC., a Nevada corporation, having its address at Unit 6-7 32 Fl., Laws Commercial Plaza, 78 Cheung Sha Wan Road, Kowloon, Hong Kong

hereinafter: “Seller Parent”]

2.               INTAC International Holdings Limited, registered with the Registrar of Companies of Hong Kong under registration number 742954, having its address at Unit 6-7 32 Fl., Laws Commercial Plaza, 78 Cheung Sha Wan Road, Kowloon, Hong Kong

hereinafter: “Seller”,

3.              Cyber Proof Investments Limited, registered with the Register of International Business Companies of the British Virgin Islands under company number 588053, having its address at Akara Building, 24 De Castro Street, Wikhans Cay I, Road Town, Tortola, British Virgin Islands

hereinafter: “Purchaser”,

4.               Mr. Wei Zhou, having his business address at Unit 6, 32/F., Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong

hereinafter: “Purchaser Shareholder”,

- Seller Parent, Seller,

Purchaser and Purchaser Shareholder hereinafter together the “Parties” -

regarding the transfer from the Seller to the Purchaser of the only share in INTAC Deutschland GmbH (hereinafter “INTAC Germany”), a limited liability company under the laws of the

Federal Republic of Germany with registered office in Frankfurt am Main, Germany, and registered with the Commercial Register of the local court of Frankfurt am Main, Germany, under HRB 73711, which has been executed by four representatives of the Parties without power of representation and notarized on January [  ], 2007 in Frankfurt am Main before the notary public Dr. Peter Gamon in its offices at Eschersheimer Landstraße 60, 60322 Frankfurt am Main, Germany (Deed. No. ____/2007) (hereinafter: the “INTAC Deutschland Transfer Agreement”).

WHEREAS as a result and according to Article 7 of the INTAC Deutschland Transfer Agreement the effectiveness of the transfer is subject to the approval (Genehmigung) of this Agreement by the Parties and the notary’s receipt of all of the Parties written declarations of approval, and each Party is authorized to deliver all such declarations of approval to the acting notary and the notary is authorized to receive the approval declarations on behalf of the other Parties.

NOW THEREFORE the Parties declare as follows:

The INTAC Deutschland Transfer Agreement is hereby unconditionally and irrevocably approved.

[Signature Page follows]

Signature Page Approval Declaration

On behalf of the Seller Parent:

Place, Date
By: [Authorized Representative]

On behalf of the Seller:

Place, Date
By: [Authorized Representative]

On behalf of the Purchaser Parent:

Place, Date
By: [Authorized Representative]

On behalf of the Parent:

Place, Date
By: [Authorized Representative]

EXHIBIT 5.07 - RECEIVABLES ESCROW AGREEMENT

EXHIBIT 5.08 – PAYABLES ESCROW AGREEMENT